Exhibit 16.2

March 3, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements concerning Miller, Ellin & Company LLP made in Item 4.01 of Form 8-K/A by Accountabilities, Inc. dated March 3, 2009, which we understand will be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Miller Ellin & Company LLP
Miller Ellin & Company LLP